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EXHIBIT 23



CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Powec AS:

We consent to the inclusion of our report dated June 20, 2000, with respect to the consolidated balance sheet of Powec AS and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, and cash flows for the year then ended, which report appears in the Form 8-K of Power-One, Inc. dated May 16, 2000 and to be filed on July 17, 2000.

Moller & Co (in cooperation with Arthur Andersen)

/s/ Torger Gjerde

Tonsberg, Norway
July 14, 2000